Exhibit 10.1

Credit Facility Agreement

(for working capital loan without signing a loan contract)

No.: 2018 Bei Shou Zi No. 007

Grantor: Beijing North Third Ring Road Branch of China Merchants Bank Co., Ltd. (“Party A”)

Principal: Qi Zhiming

Applicant: Beijing Sohu New Media Information Technology Co., Ltd. (“Party B”)

Legal representative / principal: Charles Zhang

Upon application of Party B, Party A agrees to provide credit facility to Party B for the latter’s use. Party A and Party B hereby enter into this agreement upon full consultation according to relevant laws and regulations.

1.	Line of Credit

1.1	Party A will provide Party B with the line of credit (including revolving line of credit and/or one-time line of credit) of RMB 700 million only (including other currency with equivalent amount, the exchange rate is subject to the exchange rate quotation published by Party A when any particular business occurs, same below).

The credit facilities under the line of credit include but are not limited to loans/order loans, trade financing, bill discount, commercial bill acceptance, commercial acceptance draft, international/domestic letter of guarantee, customs tax payment guarantee, corporate account overdraft, derivative transaction, and/or gold lease.

The revolving line of credit refers to the maximum amount of the sum of the principal balances of one or more types of credit facilities mentioned in the preceding paragraph that can be provided by Party A to Party B for continuous and cyclical use during the credit facility period.

The one-time line of credit refers to that the accumulated amount of credit facilities mentioned in the preceding paragraph provided by Party A for Party B during the credit facility period shall not exceed the one-time line of credit amount specified in this Agreement. Party B shall not use the one-time line of credit on a revolving basis. The amounts of multiple credit facilities applied by Party B shall occupy the one-time line of credit until the line is exhausted.

“Trade financing” includes but is not limited to international/domestic letters of credit, import bill advance, delivery guarantee, import collection bill advance, packing credit, export bill advance, export negotiation, export collection bill advance, import/export remittance financing, credit financing, factoring and bill guarantee.

1.2	If Party A provide import factoring service and domestic buyer factoring service for Party B as the payee, the account receivable against Party B assumed by Party A shall occupy the above line of credit. If Party B applies to Party A for domestic seller factoring or export factoring services, the basic purchasing fund (basic buying fund) provided by Party A to Party B from its own fund or other fund with legitimate source shall occupy the above line of credit.

1.3	Where Party A, based on the needs of its internal process, commissions other branches of China Merchants Bank to re-open letter of credit to the beneficiary after opening of a letter of credit, the letter of credit and the bill advance and delivery guarantee occurred thereunder shall occupy the above line of credit.

When discussing the import letter opening service, if any import bill advance occurs under the same letter of credit, the import letter of credit and the import bill advance shall occupy the same line of credit for difference stages. That means when import bill advance service occurs, if the amount resumed after paying from the letter of credit is used to obtain the import bill advance, it will be deemed that the amount for the original import letter of credit is occupied.

1.4	The line of credit excludes the amount of credit facility to which the deposit or the deposit receipt pledge provided by Party B or any third party for any single business corresponds. The preceding sentence shall apply in the circumstances set forth below.

1.5	If there is any outstanding amount under any business conducted under the / entered into by Party A (or its subordinated entity) and Party B, such amount shall be incorporated into this Agreement automatically and occupy directly the line of credit hereunder.

2.	Term of Credit Facility

The term of credit facility is 36 months, from April 11, 2018 to March 22, 2021. Party B shall apply to Party A for use of line of credit during the above term. Party A will not accept any application made outside of the above term, unless this Agreement provides otherwise.

3.	Use of Line of Credit

3.1	Type and Scope

The type of line of credit (whether revolving or one-time), the type of credit facilities, the amount of line of credit corresponding to the specific type of credit facility, whether each type of credit facility may be adjusted and coordinated, and the specific conditions for use of the credit facilities shall be subject to approval of Party A. If Party A adjusts its approval opinions based on Party B’s application during the term of credit facility, the approval opinion issued by Party A thereafter shall constitute a supplementation and modification to the original opinion.

3.2	The specific service agreement between Party A and Party B with respect to any specific service under the credit facility, whether a single agreement/application or a framework agreement, shall constitute an integral part of this Agreement, and together with this Agreement provides for the rights and obligations concerning such service.

Where Party B intends to use the line of credit, it shall apply on a deal-by-deal basis and submit relevant materials required by Party A. Party A shall review the application one by one and has the power to approve or not to approve based on its internal management requirements, the operational conditions of Party B and other circumstances. Party A further has the right to reject the application of Party B without assuming any legal liability to Party B. If any provision of this paragraph conflicts with other provisions, the former shall prevail.

The amount, term, interest rate, charges, purpose and other service items for each loan or other credit facility shall be specified by the specific service agreement, relevant service certificate confirmed by Party A and the service record of Party A’s system.

3.3	Where Party B applies for working capital loans within the line of credit, it is not required for Party A and Party B to sign a specific loan contract. When Party B applies for use of fund, it is only required to submit the application, loan receipt and other materials required by Party A based on self-payment or commissioned payment which may be affixed with Party B’s seal reserved with Party A. Party A will review and approve such application. The issued amount, term, purpose, interest rate and other matters of such loan shall be subject to the loan receipt and the records of Party A’s system. Any matter not covered by The application, loan receipt and Party A’s system record shall constitute an integral part of this Agreement.

3.4	The term of use of each loan or other credit facility within the line of credit shall be determined according to Party B’s operating needs and Party A’s rules on business management. The expiration date of each service may be later than the expiration date of the credit facility, unless Party A requires otherwise.

3.5	☐During the term of credit facility, Party A has the right to regularly assess Party B’s operating and financial conditions, and adjust Party B’s available line of credit based on the result of the assessment. (Mark Ö in ☐ if this Clause 3.5 applies.) Not Applicable.

4.	Interest Rate of Working Capital Loan

4.1	The loan will adopt (mark Ö in one of the boxes below): Not Applicable

☐  fixed rate    ☐  floating rate

4.2	Determination of interest rate (mark “Ö” in the box below, if applicable): Not Applicable

4.2.1	In case of RMB loan,

☐ the benchmark rate shall be the RMB benchmark lending rate of financial institutions published by the People’s Bank of China for          months/          years on the pricing date, or

☐ the benchmark rate shall be the loan prime rate (LPR) published by National Inter-bank Funding Center 1 working day before the pricing date, or

☐ the benchmark rate shall be                     ,

☐ plus / ☐ minus          basis points (BPs), or ☐ plus / ☐ minus     %.

4.2.2	In case of foreign currency loan, the benchmark rate shall be for ☐ months/☐ days which is of the same currency as the loan on the pricing date or 1 or 2 working days before the pricing date, ☐ plus/ ☐ minus basis points (BPs). Party A will decide whether the interest rate is determined on the pricing date or on 1 or 2 working days before the pricing date by reference to international practices.

4.2.3	“Pricing date” means the date on which the benchmark rate is determined during the loan term or the floating period. Where the loan adopts a fixed rate, the pricing date shall be the date when the loan is actually paid. Where the loan adopts a floating rate, the pricing date shall be governed by the provisions of Clause 4.2.4.

4.2.4	If the loan adopts a floating rate, the rate will be floated based on the floating period of month/ day. The benchmark rate applied in each floating period will be determined according to the provisions of Clause 4.2.

The date when the loan is paid is the pricing date of the first floating period. Subsequently, the first date of each floating period shall be the pricing date of such period.

4.3	Party A has the right to adjust the floating percentage and/or basis point of the working capital loan regularly or irregularly according to the change of relevant national policies, the domestic credit market price or its own credit policy. Once Party A decides to so adjust, it shall give prior notice to Party B. Such adjustment shall become effective when Party A notifies Party B. The specific floating percentage and/or basis point of relevant loans newly drawn by Party B and the loans drawn and not repaid by Party B before effectiveness of the notice shall be governed by the provisions in the notice of Party A.

If this Clause 4.3 conflicts with other provisions, this Clause 4.3 shall prevail.

4.4	If Party B fails to use the loan according to the purpose agreed herein, for the part it fails to use as agreed, the interest will be charged based on the original rate plus 100% from the date when the purpose is changed. The original rate refers to the rate applied before the purpose is changed.

If Party B fails to repay the loan in a timely manner, the interest will be charged based on the original rate plus 50% (overdue rate) for the amount not repaid from the date of delay. The original rate means the interest rate applied before the expiration of the loan (including the early expiration date) (or, in case of floating rate, the last floating period before the expiration date of the loan (including the early expiration date)).

If the repayment of any loan is delayed and the loan is not used according to the agreed purpose, the higher amount of the above provisions shall apply to calculate the interest.

4.5	If the People’s Bank of China adjusts relevant provisions of its lending rate during the term of loan, such provisions of the People’s Bank of China shall apply.

4.6	The interest shall be calculated according to the actual drawdown amount and the number of actual use from the time when the loan enters Party B’s account, and shall accrue on a quarterly basis. The interest accrual date is the 20th day of the end of each quarter. The calculation of daily rate shall be governed by relevant provisions of the People’s Bank of China or relevant international practices.

Where the maturity date of any loan is statutory holiday, the maturity date shall be extended to the first working day after the holiday, and the interest shall be calculated based on the number of days of using the loan.

4.7	Party B shall pay interest on each interest accrual date. Party A may directly deduct relevant interest from Party B’s bank account with China Merchants Bank. When Party B fails to pay interest, Party A has the right to charge compound interest on the unpaid interest at the lending rate of the same period.

5.	Security

5.1	In respect of the debts owed by Party B to Party A hereunder, / shall act as a guarantor to take joint and several liabilities with Party B and shall issue a letter of guarantee to Party A; and/or

5.2	In respect of the debts owed by Party B to Party A hereunder, Party B and Beijing Sohu New Era Information Technology Co., Ltd. shall provide mortgage or pledge over the assets they have the power to dispose of, and both parties shall enter into a separate security contract.

Where the securing party fails to sign the security documents or go through the security formalities according to this Clause 5.2 (including any defense of the debtor of any account receivable before the pledge of such account receivable), Party A has the right to refuse to provide credit facility to Party B.

5.3	When any mortgagor provides mortgage over real estate for all debts owed by Party B to Party A hereunder, if Party B knows that the collateral has been or may be included in any government’s plan of demolition or expropriation, it shall immediately notify Party A, and shall procure the mortgagor to use the compensation provided by the demolishing party to provide security and promptly complete relevant security formality according to relevant provisions of the mortgage contract, or provide other securities approved by Party A at the request of Party A.

If the above security is required to be created again or other securities are required to be provided because any circumstances above-mentioned occur to the collateral, relevant costs shall be borne by the mortgagor, and Party B shall take joint and several liability therefor. Party A has the right to deduct such costs directly from Party B’s account.

6.	Party B’s rights and obligations

6.1	Party B has the rights to

6.1.1	request Party A to provide loans or other facilities within the line of credit upon the conditions specified herein;

6.1.2	use the line of credit according hereto;

6.1.3	request Party A to keep confidential such information as production, operation, property and account, except as provided by laws or regulations or required by any regulators;

6.1.4	transfer its debts to any third person upon consent of Party A.

6.2	Party B has the obligations to

6.2.1	provide truthfully the documents and information that can reasonably prove its operational condition (including but not limited to correct financial statements and annual financial reports, any decision or change in production, operation or management, information for drawdown or use of loan, and information of the collateral) within the time limit specified by Party A and the bank-opening account, account number and the loan balance, and cooperate Party A with any investigation, audit or inspection;

6.2.2	accept Party A’s supervision on its use of facility funds and its production, operation and financial activities;

6.2.3	use the loan and/or other facilities according to this Agreement and other specific contracts and/or promised purpose;

6.2.4	repay the principal and interest of any loan, advance or other debts promptly and fully according to the provisions of this Agreement and any specific contracts;

6.2.5	obtain Party A’s written consent when it intends to transfer its debts to any third person in whole or in part;

6.2.6	immediately notify Party A when any of the following circumstances occurs, and actively cooperate with Party A to implement any security measures to ensure safely repayment of principal and interest of any loan, advance and other facility debts and all relevant costs and expenses:

6.2.6.1	Party B suffers any material financial loss, asset loss or other financial crisis;

6.2.6.2	Party B provides loan, guarantee or security for any third party, or creates mortgage or pledge over its own property or right;

6.2.6.3	Party B stops business, its business license is cancelled, or Party B applies or is applied for bankruptcy or dissolution;

6.2.6.4	Party B’s controlling shareholder or other affiliated company suffers any material risk in operational or financial aspects, and thus affects its normal operation;

6.2.6.5	Party B enters into any material related-party transaction with its controlling shareholder or other affiliated company the amount of which accounts for 10% or more of Party B’s net assets;

6.2.6.6	Any litigation, arbitration or criminal or administrative penalty occurs which may have material adverse effect upon Party B’s operation or property;

6.2.6.7	Other significant matters occur that may affect its ability to repay debts.

6.2.7	Not to be negligent in management or collection of its due debts, or not to dispose of its main property for no consideration or otherwise inappropriately;

6.2.8	Obtain Party A’s prior consent before it is consolidated (merged), divided or reorganized, enters into joint venture or cooperation, transfers property or equity, carries out shareholding reform, invests in others, materially increases debt financing or carries out other material matters;

6.2.9	Party B shall at the request of Party A (mark “Ö” in the boxes below): Not Applicable

☐ take out insurances for its core assets, and designate Party A as the first rank beneficiary;

☐ not sell or mortgage the asset of                      designated by Party A before full repayment of the facility hereunder;

☐ restrict the distribution of dividends to its shareholders during the term of facility according to the requirements of Party A as follows:

☐ others:

6.2.10	In case of floating pledge of account receivable, Party B undertakes that the credit facility balance at any time during the term of credit facility shall be less than / % of the balance of the pledged account receivable. Otherwise, Party B shall provide new account receivable approved by Party A as the pledge collateral or deposit, until the balance of the pledged account receivable x / % + effective deposit is more than the balance of credit facility.

6.2.11	Where Party B provides pledge over deposit, if the balance of the deposit account is less than / % of the corresponding service amount because of fluctuation of exchange rate, Party B is obligated to add deposit or provide other security at the request of Party A.

6.2.12	Party B shall ensure that the payment for sale of goods under import shall be received by the account designated by Party A, and in case of export negotiation shall transfer the bills and/or documents under the letter of credit.

7.	Party A’s rights and obligations

7.1	Party A has the right to

7.1.1	request Party B to promptly and fully repay the principal and interest of any loan, advance and other facility debts hereunder according to the provisions of this Agreement and the specific contracts;

7.1.2	request Party B to provide relevant information relating to use of its line of credit;

7.1.3	understand Party B’s production, operation and financial activities;

7.1.4	supervise Party B’s use of loan and/or other facility hereunder according to this Agreement and the specific contracts; unilaterally and directly suspend or restrict the enterprise e-bank feature of Party B’s account when the business requires (including but not limited to closing the e-bank, pre-setting the list of payees/ limit of single payment / limit of payments for certain stage), restrict the sale of settlement certificates, or restrict the payment and exchange function of the telephone banking, mobile banking and other non-counter channels of Party B’s account;

7.1.5	commission other branches of China Merchants Bank at the place of the beneficiary to re-open the letter of credit to the beneficiary after accepting the application of Party B for opening a letter of credit, according to the needs of its internal process;

7.1.6	deduct amount directly from Party B’s account at any entity of China Merchants Bank to repay any debts owed by Party B hereunder and under any specific contracts (in case the credit facility in currency other than RMB, directly to purchase exchanges from the RMB account of Party B to repay the principal, interest and expenses of the credit facility at the exchange rate published by Party A at the time of deduction);

7.1.7	transfer its creditor’s rights against Party B, and take other measures it deems appropriate, including but not limited to notifying Party B thereof and demanding Party B to repay by fax, mail, personal delivery, and announcement at public media;

7.1.8	supervise Party B’s account and entrusts other branches of China Merchants Bank to supervise such account, and control payment of loan funds according to the loan purpose and payment scope agreed by both parties;

7.1.9	exercise other rights specified herein.

7.2	Party A has the obligations to

7.2.1	pay loans or provide other facilities within the line of credit upon the conditions specified in this Agreement or the specific contracts;

7.2.2	keep confidential Party B’s assets, finance, production and operation, except as otherwise provided by laws and regulations, or otherwise required by any regulators.

8.	Party B’s Warranties

8.1	Party B is an entity of legal personality who is duly established and validly existing according to China laws, and has full civil capacity to enter into and perform this Agreement; its registration and annual report publication are true, lawful and valid;

8.2	Party B has obtained full authority from its board of directors or other governing body to enter into and perform this agreement;

8.3	The documents, information and certificates of Party B, any guarantor, mortgagor, pledger, or collateral provided by Party B are true, accurate, complete and valid, and free of any significant error inconsistent with facts or omission of material facts;

8.4	Party B shall strictly comply with the provisions of each specific service agreement and various letters and documents it issues to Party A;

8.5	No litigation, arbitration or criminal or administrative penalty has occurred when this Agreement is entered into which may have material adverse effect on Party B or Party B’s main property, and such litigation, arbitration or criminal or administrative penalty will not occur during performance of this Agreement. If any such litigation, arbitration or criminal or administrative penalty does occur, Party B shall immediately notify Party A;

8.6	Party B shall strictly comply with laws and regulations of the state during its operation, carry out business according to the business scope set forth in its business license or specified by law, and go through the annual registration inspection formality and the extension/renewal of business period in a timely manner;

8.7	Party B shall maintain or enhance the existing level of operation and management, and preserve and improve value of existing assets, and will not waive any due claims or dispose of any principal property for no consideration or in any inappropriate way;

8.8	Party B may not prepay any other long-term debts or / without permission of Party A; and

Party B shall ensure the financial indicators of Party B during the working capital loan term shall not be less than the following requirements:

                                         /

8.9	No material events have occurred to Party B when entering into this agreement, which may affect Party B’s performance of obligations hereunder.

8.10	The loan applied under the credit facility shall comply with requirements of laws and regulations. Party B shall not use the loan for any investment in fixed assets or any equity investment, or for buying or selling negotiable securities, futures or real estate in violation of laws, or for mutual loan to obtain illegal gains, or for any production or operation area or purpose prohibited by the State, or for any other purpose than those specified in this Agreement or the drawdown application;

If the loan funds are paid by the borrower, Party B shall report payment information of the loan funds to Party A regularly (at least monthly). Party A has the right to check whether the loan payment meets the contracted purpose through account analysis, voucher inspection, on-site investigation, etc.

8.11	/

9.	Special Provisions relating to Working Capital Loan

9.1	Drawdown and Use of Loan

Party B may use the working capital loan hereunder through self-payment or entrusted payment.

9.1.1	Self-payment

Self-payment means after Party A pays the loan amounts to Party B’s account according to the drawdown application of Party B, Party B pays the amount to its counter-party through self-payment according to the purpose specified herein.

9.1.2	Entrusted payment

Entrusted payment means Party A pays the loan amount to Party B’s counter-party meeting the purpose specified herein through Party B’s account according to Party B’s drawdown application and payment entrustment. Party B authorizes Party A to pay the loan funds adopting entrusted payment to Party B’s counter-party through Party B’s account on the date when the loan funds are issued (or the working day after the issuance)

9.1.3	Party B shall apply entrusted payment to the full amount of the loan funds unconditionally in any of the following circumstances:

9.1.3.1	Party B’s single drawdown exceeds RMB / (inclusive, or equivalent foreign currency);

9.1.3.2	Party A requests Party B to adopt entrusted payment according to regulatory requirements or risk control requirements; or

9.1.4	When entrusted payment is adopted, Party A’s approval will be required before paying the loan funds to others after the funds are issued. Party B may not avoid Party A’s supervision by means of e-bank, back-drafting of check, or breaking up the whole into parts or by other means.

9.2	Prepayment

9.2.1	Where Party B applies for prepayment, it shall submit a written application to Party A 7 working days before the proposed prepayment date and shall pay Party A liquidated damages which equal the prepayment amount multiplied by the percentage of liquidated damages ( / %). Where Party A approves the prepayment application of Party B after examination, Party B shall pay full liquidated damages to Party A within the time limit required by Party A. Otherwise, Party A has the right to reject the prepayment application of Party B. Party A has the right (but not obligation) to decide in its sole discretion whether to reduce the amount of Party B’s liquidated damages for prepayment based on the remaining loan term and other factors at the time of prepayment.

9.2.2	Where Party B prepays, the original interest rate specified herein shall remain applied, and the payable interest shall be calculated based on the actual loan term.

9.3	Loan Extension

Where Party B is unable to repay loans hereunder and needs extension, it shall submit a written application to Party A one month before expiration hereof. If Party A examines and approves the extension, both parties will sign an extension agreement. If Party A does not approve the extension, this Agreement shall remain effective. The loans used and interest payable by Party B shall be repaid according to this Agreement and the loan receipt.

9.4	Special loan account:

The issuance and payment of all loan funds hereunder shall be made through the following account:

Account name: Beijing Sohu New Media Information Technology Co., Ltd.

Account No.: 862281851810001

Bank: China Merchants Bank North Third Ring Road Branch

9.5	Supervision of Party B’s fund withdrawal account

9.5.1	Party A and Party B agree to designate the following account as Party B’s account for fund return:

Account name: Beijing Sohu New Media Information Technology Co., Ltd.

Account No.: 862281851810001

Bank: China Merchants Bank North Third Ring Road Branch

9.5.2	The requirements for supervising the above account are as follows:

Party A has the right to recover loans early based on Party B’s return of funds, which means when any fund is returned to the above account, the loan amount corresponding to such returned fund may be deemed due early, and Party A has the right to deduct directly the amount from the account to repay such loan amount;

9.6	Party B shall provide funds-in and funds-out information of the above account on a quarterly basis, and cooperate Party A to supervise relevant account and the return of funds.

10.	Breaching Event and Penalties

10.1 The breaching event shall be deemed occurred when any of the following circumstances occurs to Party B:

10.1.1	Party B fails to perform or breaches any obligation hereunder;

10.1.2	Any representation or warranty of Party B herein is untrue or incomplete, or is breached by Party B and is not corrected according to requirements of Party A;

10.1.3	Party B fails to drawdown or use loan funds according hereto, or fails to use any fund in the fund return account as requested by Party A, or fails to accept Party A’s supervision, and fails to correct the above failures at the request of Party A;

10.1.4	Party B materially breaches any lawful and valid contract entered into with other creditors, and fails to resolve such breach within three months after occurrence thereof.

The material breach means that Party B’s breach causes any claim of other creditor in an amount of RMB         /         against it.

10.1.5	Party B’s listing on NEEQ encounters major obstacles or Party B suspends the application for the listing; Party B is imposed of warning, order of correction or restrictions on trading in securities account or other self-disciplinary measures for 3 times or more by NEEQ, or imposed of disciplinary penalties or termination of listing;

10.1.6	Other circumstances occur which Party A believes damage Party A’s legitimate rights and interests.

10.2	A breach event shall be deemed occurred if any of the following circumstances occurs to the guarantor, and Party A believes that such circumstance may affect the guarantor’s ability of guarantee and requests the guarantor to eliminate any adverse effect thus occurred, or requests Party B to increase or replace security conditions, and the guarantor or Party B fails to cooperate:

10.2.1	Any circumstance similar to those set forth in Clauses 6.2.6 occurs, or any circumstance set forth in Clause 6.2.8 occurs without Party A’s consent;

10.2.2	When issuing an irrevocable letter of guarantee, the guarantor conceals its ability to assume guarantee liability or fails to obtain authorization from any competent authority;

10.2.3	The annual registration formality or the extension/renewal of business term is not completed in a timely manner;

10.2.4	The guarantor or Party B is negligent in managing or recovering its due claims, or disposes of its main property for no consideration or in other in appropriate way.

10.3	A breach event shall be deemed occurred if any of the following circumstances occurs to the mortgagor or the pledger, and Party A believes that the circumstances may cause the mortgagor pledge to fail or cause the collateral’s value insufficient, and requests the mortgagor or pledger to eliminate any adverse effect thus caused, or requests Party B to increase or replace security conditions, and the mortgagor or pledger or Party B fails to cooperate:

10.3.1	The mortgagor or pledger has no ownership or disposal power over the collateral, or the title to the collateral is in dispute;

10.3.2	The collateral has been leased, sealed-up, attached, controlled, or imposed of any liens (including but not limited to lien on construction project payment), and/or the occurrence of such circumstance is concealed;

10.3.3	The mortgagor transfers, leases, re-mortgages or otherwise disposes of inappropriately any collateral without Party A’s written consent, or fails to repay the debts owed by Party B to Party A by using the proceeds obtained from disposal upon written consent of Party A;

10.3.4	The mortgagor fails to keep, maintain or repair the collateral properly, and causes value of the collateral to deteriorate obviously; or the mortgagor’s act directly damages the collateral, and reduces value of the collateral; or the mortgagor fails to take out insurance for the collateral according to Party A’s requirements during the mortgage terms;

10.3.5	Where the collateral has or may have the risk of being expropriated or demolished, the mortgagor fails to perform relevant obligations according to the mortgage contract;

10.3.6	Where the mortgagor creates any mortgage over the equity of its property mortgaged in favor of China Merchants Bank for any service hereunder, it prepays its personal mortgage without consent of Party A before Party B repays the credit facility hereunder.

10.4	Where the security hereunder includes a pledge over account receivable, if the debtor of such account receivable deteriorates in respect of its operation, transfers its property or withdraw capital to avoid any debt, colludes with the pledgor of the account receivable to change the fund return channel causing any returned account receivable to fail to enter the fund return account, or loses its business reputation, or loses or may lose its ability of performance, or other material event occurs which may affect its ability of repayment, Party A has the right to request Party B to provide corresponding security or provide new valid account receivable for pledge. If Party B fails to provide, it will be deemed in breach of this Agreement.

10.5	Where any breach abovementioned occurs, Party A has the right to take any or all of the following measures:

10.5.1	reducing the line of credit hereunder, or stopping the use of the remaining line of credit;

10.5.2	early recovery of the principal and interest of any loan issued within the line of credit and relevant costs;

10.5.3	In respect of any bill of exchange accepted or letter of credit, letter of guarantee, and letter of delivery security opened (including opened through entrustment) by Party A during the facility term, regardless whether Party A has advanced the payment, Party A may request Party B to add deposit or transfer any fund in other accounts opened by Party B with Party A to the deposit account as deposit to repay Party A’s subsequent advanced payment hereunder, or lodge the funds with any third party as the deposit to repay the above advanced payment;

10.5.4	In respect of the outstanding accounts receivable obtained by Party A from Party B under any factoring service, Party A has the right to request Party B to immediately to repurchase such accounts receivable and take other recourse measures according relevant specific service agreement. In respect of the accounts receivable obtained by Party A from Party B under any factoring service, Party A has the right to immediately recourse against Party B;

10.5.5	Party A may directly request Party B to provide other new security over any property acceptable to Party A depending on the circumstances. If Party B fails to provide new security, it shall assume liquidated damages in an amount of / % of the line of credit hereunder.

10.5.6	Party A may directly freeze or deduct any deposit in any settlement account and/or other account opened by Party B at China Merchants Bank;

10.5.7	Party A may change the conditions for entrusted payment of the working capital loan funds under any credit facility, and cancel Party B’s use of loan funds through “self-payment”;

10.5.8	Party A may recourse according to the terms hereof.

10.6	The proceeds obtained by Party A from recourse shall be used to repay the credit facility according to the order of date. The repayment of each credit facility shall be made in the order of costs, liquidated damages, compound interests, penalty interests, interests, and principals of credit facility, until all principals, interests and other relevant costs and expenses are fully repaid.

Party A has the right to adjust the above order of repayment unilaterally, unless laws and regulations require otherwise.

11.	Modification and Termination

This Agreement may be modified or terminated by a written agreement reached between Party A and Party B upon negotiation and shall remain effective before the agreement is entered into. Neither party may modify, amend or terminate this Agreement without consent of the other party.

12.	Other Matters

12.1	If Party A grants any grace or extension or delays in exercise of any rights or interests hereof for any breach or delay of Party B during the term of this Agreement, it will not prejudice, affect or limit Party A’s any right or interest as a creditor under relevant laws, regulations and this Agreement, nor constitute any permission or approval by Party A of any breach of this Agreement, nor will be deemed waiver by Party A of any existing or future breach of Party B.

12.2	If this Agreement becomes invalid in whole or in part for whatever reason, Party B shall remain liable for repaying all debts owed to Party A hereunder. If the above circumstance occurs, Party A has the right to terminate this Agreement and immediately recover all debts owed hereunder by Party B.

If the requirements of any applicable law or policy change and thus cause additional cost for Party A to perform its obligations hereunder, Party B shall compensate such additional cost at the request of Party A.

12.3	Any notice, request or other documents of Party A and Party B relating to this Agreement shall be sent in writing (including but not limited to letter, fax, email, Party A’s e-bank service, SMS or WeChat) to the following addresses:

Party A’s correspondence address: Tower D, Global Trade Center, No. 36, North Third Ring Road East, Dongcheng District, Beijing

Email: synthesis@cmbchina.com Fax: 59575087

Contact’s cell phone: 17600355610 Employer’s WeChat:        /

Party B’s correspondence address: SOHU.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing

Email: puhuang@sohu-inc.com Fax: 66412828

Contact’s cell phone: 13811220840 Employer’s WeChat:        /

12.3.1	If the notice or request is sent by personal delivery (including but not limited by lawyer/notary or express delivery), it will be deemed served when the recipient signs to acknowledge receipt thereof (or if the recipient refuses to take the delivery, the date of refusal/return or seven days after sending, whichever is earlier). If the notice or request is sent by postal mail, it will be deemed served seven days after mailing. If the notice or request is sent by fax, email, Party A’s e-bank service, SMS, WeChat or other electronic means, it will be deemed served when the recipient’s corresponding system receives.

If Party A notifies Party B of any transfer of creditor’s right or demands Party B to repay debts through announcement on any public media, the notice shall be deemed served on the date of announcement.

If either party changes its address, email, fax or cell phone number or WeChat, it shall promptly notify the other party within five working days after such change. Otherwise, the other party has the right to rely on the original address or contact information. If delivery fails due to change of contact information, it shall be deemed served on the date of return or seven days after sending, whichever is earlier. The party making such change shall assume any loss thus caused and the validity of the delivery shall not be affected.

12.3.2	The above correspondence address, email, fax, cell phone number, and WeChat number shall also serve as the delivery address of notarization certificate or judicial instruments (including but not limited to complaint/arbitration application, evidence, subpoena, reply notice, notice of producing evidence, notice of trial, notice of hearing, decision/order, arbitral award, mediation document, notice of performance within a specified time limit, and other legal documents in the stage of trial and execution). Where the competent court or notary send such documents to the above addresses in writing according hereto, it will be deemed served effectively (the provisions of Clause 12.3.1 shall apply with respect to the specific service standards).

12.4	Both parties agree that with respect to the service application under trade financing it is only required that Party B affixes the reserved seal according to the Authorization of Reserved Seal it provides to Party A, and both parties acknowledge the validity of such seal.

12.5	Where Party B submits applications for credit facilities through the e-bank system of Party A, the digital signature resulting from the digital certificate shall act as the valid seal for such applications. Party A has the right to fill in relevant service certificates based on the information sent by Party B online, and Party B acknowledge the truth, accuracy and lawfulness of such information.

12.6	Any written supplemental agreements reached by both parties with respect to any matter not covered herein or any amendments, as well as any specific contracts hereunder, shall constitute the schedules of this Agreement, and constitute an integral part of this Agreement.

12.7	To facilitate service, the operations of the bank for the transactions (including but not limited to acceptance of application, review of documents, issuance of funds, confirmation of trade, deduction of amount, enquiry, printing of receipt, collection, deduction of deposit and other various notices) may be dealt with by any outlet of Party A within its jurisdiction, and relevant letters may be generated, issued or provided by such outlet. The operations of the outlet and the issuance of letters by the outlet shall be deemed acts of Party A, and have binding force upon Party B.

12.8	The annexes hereto constitute an integral part of this Agreement, and shall automatically apply to relevant services actually occurred.

12.9	Where this Agreement involves notarization (except for mandatory notarization) or other services of any third party, relevant costs and expenses shall be borne by the principal. If both parties act as the principal, they shall share the costs and expenses equally. If Party B is unable to repay debts owed to Party A hereunder in a timely manner, the attorney’s fee, and the costs for litigation, travel, announcement and delivery incurred by Party A for realization of the debts shall be borne by Party B fully, and Party B authorizes Party A to directly deduct such amounts from its bank account opened with Party A. If the deducted amounts are insufficient to cover the above debts, Party B undertakes to repay the difference after receiving Party A’s notice, without providing any evidence by Party A.

12.10	Party B and Beijing Sohu New Era Information Technology Co., Ltd. created a mortgage over the properties of the 7th floor, Room 801, the 10th floor, Room 802, the 9th floor, the 11th floor, the 12th floor and the 13th floor of Building 9, Compound 1, Zhongguancun Road East, Haidian District (property title certificate No.: Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840008, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840001, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840004, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840002, X Jing Fang Quan Zheng Hai Zi No. 382489, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840005, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840006, Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi No. 4840007, the “Mortgaged Properties”) in favor of Party A as the security for the credit facilities. As of execution of this Agreement, the Mortgaged Properties have been mortgaged in favor of Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd. (“Ping An Bank”, i.e., the first-rank mortgagee). The current balance of the loan principal owed to Ping An Bank is RMB 400 million. Party B and Beijing Sohu New Era Information Technology Co., Ltd. shall obtain the mortgage registration and register Party A as the second-rank mortgagee before Party A issues the loan funds. The loan fund issued by Party A for the first time shall cover the current balance of the principal and interest owed by Party B to Ping An Bank, and will not exceed RMB 400 million. The purpose of loan shall be limited to repaying loans owed to Ping An Bank, and the purpose of the loan owed to Ping An Bank shall conform to the requirements of Party A on the credit facility. Meanwhile, Party B shall obtain the certificate of loan repayment form Ping An Bank within 3 working days after it repays loan owed to Ping An Bank. Party B shall further release the mortgage registration for Ping An Bank and register Party B as the first-rank mortgagee within 2 weeks after obtaining the loan repayment certificate.

13.	Applicable Law and Dispute Resolution

13.1	The execution, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China. The interest of both parties shall be protected by the laws of the People’s Republic of China.

13.2	If any dispute arises from performance by both parties hereof, and both parties fail to resolve the dispute through negotiation, either party may (choose one by mark “Ö”): Not Applicable

☐ 13.2.1 file a lawsuit to the people’s court at the place of Party A;

☐ 13.2.2 apply to                      (arbitration commission) for arbitration in              (arbitration place).

13.3	When and after this Agreement and any specific contracts go through the notarization of enforcement effect, Party A may directly apply to the competent people’s court for enforcement to recover any debts owed by Party B under this Agreement and the specific contracts

14.	Effectiveness

This Agreement shall become effective when the legal representatives/principals or agents of both parties sign (or affix their personal seal) and affix the common seal/contract seal, and terminate automatically when the facility term expires or when all debts and other relevant costs and expenses owed by Party B to Party A hereunder are fully discharged, whichever is later.

15.	Miscellaneous

This Agreement is made in two counterparts. Each party shall hold one counterpart. All counterparts have equal legal force.

Annex 1: Special Provision of Yinguantong (Customs Tax Payment Guarantee Business)

Annex 2: Special Provisions for Buyer/Import Factoring Services

Annex 3: Special Provisions of Order Loan

Annex 4: Special Provisions of Guaranteed Discount for Commercial Acceptance Bills

Annex 5: Special Provisions for Derivative Transactions

Annex 6: Special Provisions for Gold Lease Service

Annex 7: Special Provisions for Cross-border Trade Financing Service

Annex 1: Special Provision of Yinguantong (Customs Tax Payment Guarantee Business)

1.	Party B applies to Party A for customs tax payment guarantee business within the line of credit. Customs tax payment guarantee business means that Party A makes a tax payment guarantee commitment (the guaranteed tax payable shall be paid to the Treasury when the tax period expires. The system displays the “Successful Payment” message sent by Party A to China E-port/Shanghai Easipay Electronic Payment Website) to the Customs for Party B in the form of electronic payment guarantee documents within the line of credit through China E-port/Shanghai Easipay Electronic Payment Website after Party B logs in China E-port/Shanghai Easipay Electronic Payment Website and sends Party A a bank guarantee instruction for online payment, which realizes that the customs clearance formalities for goods are handled with priority and relevant import and export taxes and fees can be paid after the payment period prescribed by the Customs.

The advances made by Party A pursuant to its payment guarantee commitments (whether or not incurred in the credit line period) and related interest and expenses directly constitute Party B’s financing liabilities to Party A and are included in the scope of the credit guarantee.

2.	Party B shall deposit a certain amount of funds in Party A as a security deposit according to the proportion requirements of Party A (the account of which is subject to the account automatically generated or entered by the system when the funds are deposited) to provide counter guarantee for Party A’s tax payment guarantee.

3.	Party A shall issue electronic payment guarantee documents to the Customs as a guarantor. Party B understands and confirms that such electronic payment guarantee documents are of independent letters of guarantee. Party A assumes an independent demand guarantee responsibility to the Customs.

4.	Party B shall send withholding instructions to Party A through China E-port/Shanghai Easipay Electronic Payment Website one by one. Party A shall make a payment guarantee commitment to the Customs according to the withholding instruction sent by Party B. Party B shall authorize Party A to deduct the principal and interest of the guarantee commitment payment in its relevant security deposit account and to fill out relevant business vouchers according to the online withholding instructions.

The specific time, amount and other contents of each payment guarantee commitment made by Party A within the credit line shall be subject to Party B’s bank guarantee instruction for online payment (payment guarantee withholding instruction) received by Party A and stored in its online system. Party B must send the payment guarantee withholding instructions to Party A during the credit line period. Party A will not accept such instructions beyond the credit line period.

Party A determines the due date of a single payment guarantee commitment based on the “payment term” (i.e. “tax due date”) specified by the actual deduction instruction sent to Party A by China E-port/Shanghai Easipay Electronic Payment Website.

5.	If Party B does not apply for the customs tax payment guarantee business with the line of credit for consecutive / months. Party A has the right to refuse to handle such business for Party B afterward.

6.	Party B authorizes Party A to pay the tax payable of Party B, when it is due, directly to the Customs by deducting the payable amount from Party B’s account (including the security deposit account) without giving notice to or obtaining the consent of Party B. If the account balance is insufficient, Party B shall guarantee that the insufficient amount will be paid into the designated account for tax payment within 3 days before the due date of the tax payable, in preparation for payment at the due date. If Party B fails to make up the insufficient amount in a timely manner and Party A pays the tax payable to the Treasury on behalf of Party B for assuming its obligation of payment guarantee commitment, Party A shall have the right to demand repayment of such advances from Party B and charge Party B liquidated damages for the actual number of days from the date of paying the advances at the annual interest rate / of the advances paid.

7.	Party A charges Party B guarantee fees at the rate of / %/year according to the actual transaction amount of bank guarantee business for online payment on a quarterly basis.

8.	Where Party B fails to perform its obligations under the Credit Agreement or this Annex, or any of its statements, commitments or guarantees is untrue, Party A shall have the right to charge Party B 100% of the security deposit according to the total guarantee amount that Party A has provided the payment guarantee commitment but no claim for compensation has yet incurred, in addition to taking the measures for breach of contract specified in the Credit Agreement.

Annex 2: Special Provisions for Buyer/Import Factoring Services

1.	Definitions

1.1	“Buyer/Import Factoring Services” means the services provided by Party A as the buyer/import factor for the seller/export factor, including approved payment, collection of account receivable, and management, after Party A accepts transfer of the account receivable owed by Party B under any business contract.

If any buyer credit risk occurs to Party B under the buyer/import factoring services, Party A shall be responsible to the seller/export factor for approved payment. If any dispute arises during performance of the business contract, Party A has the right to transfer the accepted account receivable back to the seller/export factor.

1.2	“Seller/Export Factor” means the party who signs factoring service agreement with the supplier/service provider (creditor of the account receivable) under any business contract and accepts transfer of the account receivable held by the creditor. Party A may act as the buyer/import factor and the seller/export factor concurrently.

1.3	“Dispute” means any dispute between the creditor of the account receivable and Party B with respect to goods, services, invoices or other matters under the business contract, which causes Party B to raise any defense, counter-claim, offset or other assertions on the account receivable accepted by Party A, as well as any claim or petition of freezing or other measures by any third party on the account receivable hereunder. It will be deemed a dispute that any risk other than buyer’s credit risk causes the account receivable accepted by Party A unable to fulfil in whole or in part.

1.4	“Business Contract” means the contract entered into between Party B and the creditor of the account receivable for purpose of transaction of goods and/or services and settled in way of credit sale.

1.5	“Approved Payment/Secured Payment” means when any buyer’s credit risk occurs to Party B, Party A shall pay the amount of relevant account receivable to the seller/export factor within a time limit after the account receivable becomes due.

2.	Upon application of Party B, Party A agrees to go through buyer’s factoring services for Party B within the line of credit. The payment and relevant costs of Party A as the buyer factor for performing the liability of approved payment shall be deemed credit facility issued to Party B under the Credit Facility Agreement.

As long as Party A accepts the account receivable during the credit facility term, Party A has the right to recourse against Party B according to the Credit Facility Agreement and the business contract, even though Party A exceeds the credit facility term to perform the liability of approved payment.

3.	Formality Fees for Buyer/Import Factoring

Factoring formality fee: means the service management fee paid for providing Party A with buyer/import factoring services, which will be charged by Party A to Party B at the closing of the transfer at certain percentage of the account receivable. The specific fee rate shall be determined by Party A according to its service rules.

4.	Party B waives the right to object any dispute arising from performance of the business contract. For this regard, whether there is any other agreement, where Party B fails to pay according to the business contract, it will be deemed that buyer’s credit risk occurs to Party B. Party A will make approved payment and Party B will not raise any objection thereto.

Annex 3: Special Provisions of Order Loan

1.	Order loan refers to the loan that Party A grants to Party B for performance of business contracts and day-to-day production and operation (or performance of engineering contracts) based on the business contracts (or engineering contracts) entered into by and between Party B and its downstream clients (payers), with the payments for contract sales (or project payments) as the primary source of repayment.

2.	Party B shall open a special account with Party A for sales payments under the business contracts (or engineering contracts). Sales payments under all business contracts (or engineering contracts) for which the order loan is applied shall be directly remitted to such special account. Without the approval of Party A, neither shall such payments be used, nor shall the special account be changed. Party B shall notify the payers of this special account as the only account for receipt of sales payments. Party A has the right to use the balance of the special account for repayment of the principal and interest of the order loan, penalty interest, and other related costs.

3.	Under the following circumstances, Party A may forthwith suspend Party B’s use of credit line under the Credit Facility Agreement and take countermeasures against breach of contract according to the Credit Facility Agreement:

3.1	Downstream clients of Party B delay in payment for three consecutive installments and Party A, upon its sound judgment, believes that these clients encounter financial conditions deterioration and other conditions adverse to protection of Party A’s creditor’s right.

3.2	Party B is disqualified by its downstream clients as their supplier; Party B fails to timely deliver goods to its downstream clients; the products are of unstable quality; Party B fails to carry out construction according to the schedule agreed in the engineering contract without the consent of its downstream clients; professional qualification of Party B is downgraded; resulting in its failure to meet the requirements of its downstream clients; Party A, upon its reasonable judgment, believes that Party B encounters operation difficulty and deterioration of financial conditions, or the payments made by downstream clients are less than the total monthly amounts repayable by Party B for the finance contracts under the credit facilities herein for three consecutive months; and the downstream clients fail to make payments by installment as agreed in the engineering contracts for two consecutive installments.

Annex 4: Special Provisions of Guaranteed Discount for Commercial Acceptance Bills

1.	Guaranteed discount for commercial acceptance bill service refers to the service by which Party A grants discount for commercial acceptance bills accepted by Party B or allows bill holders to apply to any branch of CMB (“other discount handling outlet”) for discount. The bill holder (“discount applicant”) may apply to Party A or other discount handling outlets for discount based on its commercial acceptance bill. Such discount shall be deducted from the credit line hereunder.

Considering that other discount handling outlets accept the bill holder’s application for discount on the premises that Party A provides Party B with the service of guaranteed discount for commercial acceptance bill to acceptor, other discount handling outlets have the right to assign the bills discounted to Party A after the discount is granted. Party A is obliged to take in the assigned bills. With respect to the commercial acceptance bills assigned to Party A from other discount handling outlets, Party B undertakes that it will make payment for the bills unconditionally on the maturity date, and the Parties have no objection thereto.

2.	For the purpose of this article, commercial acceptance bills include not only printed commercial acceptance bills but also electronic commercial acceptance bills (“Electronic Bills”); they include not only commercial acceptance bills whose interests are paid by the discount applicant, but also those whose interests are paid by buyers.

The service of discount for commercial acceptance bill with interests paid by the buyer refers to the bill discount service in which Party B shall pay for the discount interest when Party A grants discount for the commercial acceptance bill issued and accepted by Party B.

3.	During the term of credit facilities, Party B shall open a margin account for commercial acceptance bill with Party A (the account number shall be that generated or recorded by Party A’s system when the deposit is received), and Party B, before acceptance of each bill, shall deposit a certain amount of money in the account at the proportion required by Party A as the payment bond for commercial acceptance bills accepted by Party B and whose discount is guaranteed by Party A.

Party B shall deposit sufficient payment for the bill in the margin account opened with Party A before maturity of each commercial acceptance bill, so as to make payment for the bills.

4.	During the term of credit facilities, the discount applicant may directly apply to Party A for discount or to other discount handling outlets for discount based on the commercial acceptance bills to be accepted by Party B. Party A or other discount handling outlets have the right to examine the qualification of the discount applicant and the right to request Party B to review and confirm such qualification and to decide at its own discretion whether discount will be granted.

Other discount handling outlets, after granting a discount, have the right to endorse the commercial acceptance bills for which they have granted discounts to Party A according to the applicable rules of CMB. When Party A grants discounts or receives commercial acceptance bills from other discount handling outlets and it requests payment of Party B by the bills, Party B shall unconditionally and timely pay the bill payable to Party A in full amount.

5.	Establishment and discount of each electronic bill shall be subject to the business information saved in the electronic bill system of the People’s Bank of China or the customer statements or other business records completed or printed based on such information. Business records of Party A are an integral part of this Contract and shall have the same legal effect as this Contract. Party B acknowledges that these business records are accurate, true, and legal.

6.	Any dispute relating to the basic contract of the commercial acceptance bill whose discount is guarantee by Party A within the credit line shall be settled by Party B and parties concerned. Party B is still obliged to timely pay the deposit and bills as per foregoing agreements prior to maturity of each bill.

7.	In the case that Party A grants discount for commercial acceptance bills accepted by Party B or receives commercial acceptance bills accepted by Party B from other discount handling banks, if Party B fails to pay for the bills in full amount prior to the maturity date of the bill, Party A has the right to deduct equivalent amount from any deposit account that Party B opens with CMB for payment for the bills. If Party A pays advance money because the payment of Party B is insufficient and the balance in Party B’s account is insufficient for the aforesaid deduction, Party A shall charge a penalty interest at 0.05% per day for the advance money from Party B according to applicable provisions of Measures for Payment and Settlement.

Annex 5: Special Provisions for Derivative Transactions

1.	In respect of the derivative transactions applied by Party B and accepted by Party A, the line of credit may be occupied according to certain percentage of the nominal principal of the transaction/ transaction amount. When the derivative transaction suffers any floating loss, Party A may add the line of credit of Party B occupied according to the agreements between both parties (when each transaction occurs, Party A shall determine the amount of line of credit occupied based on the type, term and risk of the transaction and the risk degree factor of the service corresponding to the line of credit deducted). The amount of line of credit occupied shall be subject to the notice on occupation of line of credit and/or transaction confirmation/certification, or other transaction documents.

2.	In respect of any derivative transaction that has any balance or suffers loss during the credit facility term, the line of credit shall be occupied according to the above provisions, whether the transaction occurs during the credit facility or not.

Annex 6: Special Provisions for Gold Lease Service

1.	“Gold lease service” means the service where Party A leases gold to Party B and Party B returns gold of same quality and quantity and regularly pays rent in RMB to Party A when it becomes due.

2.	Party A may at the request of Party B provide gold lease service to Party B during the credit facility term and within the line of credit. The gold leased by Party B shall occupy the line of credit according to the value agreed in the gold lease agreement between both parties, and shall constitute debts owed by Party B to Party A.

Annex 7: Special Provisions for Cross-border Trade Financing Service

1.	“Cross-border linkage trade financing service” means the cross-border trade financing service provided by Party A and overseas entities of China Merchants Bank (“Linkage Platform”) upon Party B’s application based on real cross-border transactions between Party B and any overseas company.

2.	The type of cross-border trade financing service includes back-to-back letter of credit, entrusted issuance of letter of credit, entrusted overseas financing, bill guarantees, overseas credit facility based on guarantees and direct cross-border trade finance. The specific meaning and service rules of each type of the above services shall be provided by the specific service agreement.

3.	In case of back-to-back letter of credit, the base letter of credit shall directly occupy the line of credit hereunder, and the bills or advances conducted by Party A under the base letter to perform its obligations of issuing bank (whether occurred during the credit facility term or not) and the corresponding interest and expense shall constitute the financing debt owed by Party B to Party A and included under the credit facility security.

In case of entrusted issuance of letter of credit/entrusted overseas financing, the letter of credit issued by Party A or the trade financing provided by Party A upon application of Party B through entrusting the linkage platform to accept application of overseas company shall occupy the line of credit herein. Where Party A issues import collection bill fund or advance to Party B to make payment under import collection, such bill or advance (whether occurred during the credit facility term or not) and relevant interest and expense shall directly constitute the financing debt owed by Party B to Party A and included under the credit facility security.

In case of bill guarantees, Party A will directly use the line of credit hereunder to provide guarantee for Party B’s accepted bill upon application of Party B. If Party B fails to fully pay the bill, Party A has the right to directly make advance regarding the bill. The advance (whether occurred during the credit facility term or not) and relevant interest and expense shall be directly included under the credit facility security.

In respect of overseas credit facility based on guarantees, the guarantee/standby letter of credit issued by Party A upon application of Party B shall directly occupy the line of credit hereunder. When the overseas company assigns the interest to receive payment under the guarantee (other than claim) to the linkage platform, and the linkage platform claims against Party A according to the guarantee/standby letter of credit, the advance paid by Party A (whether occurred during the credit facility term or not) and relevant interest and expense shall directly constitute the financing debt owed by Party B to Party A and included under the credit facility security.

In respect of direct cross-border trade financing service, when Party A approves the application of Party B for trade financing, the trading financing provided by the linkage platform directly to Party B will occupy the line of credit hereunder. Where Party B fails to repay any trade financing amount to the linkage platform in a timely and full manner, Party A has the right to repay by means of bill or advance. The bill or advance (whether occurred during the credit facility term or not) and relevant interest and expense shall directly constitute the financing debt owed by Party B to Party A and included under the credit facility security.

Special Notes:

The parties have fully negotiated on all provisions hereof. The bank has reminded the other parties to note any provisions that exempt or limit the bank’s liability, that provide the bank’s rights, that increase the other party’s liability or restrict the other party’s right, and to fully and accurately understand all provisions hereof. The bank has made explanations upon request of the other parties. The parties hereto have consistent understanding of the provisions hereof

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(Signature Page)

Party A: Beijing North Third Ring Road Branch of China Merchants Bank Co., Ltd. (seal)

Principal/authorized representative:

(signature/personal seal)

Party B: Beijing Sohu New Media Information Technology Co., Ltd. (seal)

Legal representative/principal/authorized representative:

(signature/personal seal)

Date: April 11, 2018